Exhibit 99.1

Press Release

Spirit Realty Capital, Inc. Announces $1.2 Billion Revolving Credit Facility

Dallas, Texas, March 30, 2022 – Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”), a net-lease real estate investment trust (“REIT”) that invests in single-tenant, operationally essential real estate, today announced that the Company has closed on a $1.2 billion multicurrency unsecured revolving credit facility with an accordion feature up to $1.7 billion (subject to the obtainment of additional lender commitments). The amended credit facility, which amends and restates the Company’s existing $800 million revolving credit facility, matures in March 2026 and can be extended to March 2027 at the Company’s option.

“We are pleased to announce the completion of our amended credit facility, providing Spirit with attractively priced capital and enhanced liquidity,” said Michael Hughes, Chief Financial Officer of Spirit Realty Capital. “We would like to thank all of our banking partners for their commitments as we move into our next stage of growth.”

The amended credit facility interest rate is based on a pricing grid with a range of 72.5 to 140 basis points over an adjusted SOFR rate, with respect to borrowings in U.S. dollars. Based on Spirit’s current credit rating and leverage ratio (as defined within the amended credit facility), the Company’s applicable margin is 77.5 basis points with a facility fee of 15 basis points. In connection with the Company’s ongoing environmental, social and governance (“ESG”) initiatives, at the Company’s option, the amended credit facility may be further amended to incorporate ESG targets to be agreed among the parties. Upon the achievement of such ESG targets, pricing may be reduced.

A total of 15 lenders participated in the amended revolving credit facility, including JP Morgan Chase Bank, N.A. as a Joint Bookrunner, Joint Lead Arranger, Administrative Agent and J.P. Morgan Securities LLC as Sustainability Structuring Agent. Wells Fargo Securities, LLC and Truist Securities, Inc. served as Joint Bookrunners and Joint Lead Arrangers. BofA Securities, Inc., Goldman Sachs Bank USA, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., Regions Capital Markets and Royal Bank of Canada served as Joint Lead Arrangers. Associated Bank, National Association, The Bank of Nova Scotia, Capital One, National Association, Fifth Third Bank, The Huntington National Bank, National Association and TD Bank, N.A. served as Managing Agents.

ABOUT SPIRIT REALTY

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease REIT that primarily invests in single-tenant, operationally essential real estate assets, subject to long-term leases.

As of December 31, 2021, our diverse portfolio consisted of 2,003 retail, industrial and other properties across 49 states, which were leased to 321 tenants operating in 35 industries. As of December 31, 2021, our properties were approximately 99.8% occupied. More information about Spirit Realty Capital can be found on the investor relations page of the Company’s website at www.spiritrealty.com.

INVESTOR CONTACT

Pierre Revol

(972) 476-1403

InvestorRelations@spiritrealty.com

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words and phrases such as “preliminary,” “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters but are meant to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise, and Spirit may not be able to realize them. Spirit does not guarantee that the events described will happen as described (or that they will happen at all). The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the Consumer Price Index; Spirit’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; the financial performance of Spirit’s retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers; Spirit’s ability to diversify its tenant base; the nature and extent of future competition; increases in Spirit’s costs of borrowing as a result of changes in interest rates and other factors; Spirit’s ability to access debt and equity capital markets; Spirit’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; Spirit’s ability and willingness to renew its leases upon expiration and to reposition its properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or Spirit exercises its rights to replace existing tenants upon default; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect Spirit or its major tenants; Spirit’s ability to manage its expanded operations; Spirit’s ability and willingness to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended; the impact on Spirit’s business and those of its tenants from epidemics, pandemics or other outbreaks of illness, disease or virus (such as the strain of coronavirus known as COVID-19); and other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters discussed in Spirit’s most recent filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements which are based on information that was available, and speak only, as of the date on which they were made. While forward-looking statements reflect Spirit’s good faith beliefs, they are not guarantees of future performance. Spirit expressly disclaims any responsibility to update or revise forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

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